Exhibit 21

SUBSIDIARIES OF JMP GROUP INC.

Name	Jurisdiction of Incorporation or Organization
JMP Group LLC	Delaware
JMP Securities LLC	Delaware
Harvest Capital Strategies LLC	Delaware
JMP Capital LLC	Delaware
JMP Credit Corporation	Delaware
JMP Credit Advisors LLC	Delaware